UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2009

CHINO COMMERCIAL BANCORP (Exact name of registrant as specified in its charter)

CA	000-52098	20-4797048
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

14345 Pipeline Avenue
Chino, California		91710
Address of Principal Executive Offices		Zip Code

(909) 393-8880 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On April 20, 2009 the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit 99.1.

Press release dated April 20, 2009

CHINO COMMERCIAL BANCORP REPORTS 187% INCREASE IN FIRST QUARTER EARNINGS

     Chino, California, April 20, 2009 – The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the first quarter ended March 31, 2009 with net earnings of $119,269, a 159.7% increase from $45,936 for the fourth quarter of 2008, and a 187.6% increase from net income of $41,471 for the first quarter of last year. Net income per basic share for the first quarter was $0.17 as compared to $0.07 per share for the fourth quarter ended December 31, 2008, and $0.06 for the first quarter last year.

     Dann H. Bowman, President and Chief Executive Officer stated, “We are very pleased with the strong financial performance of the Bank during the first quarter. Not only are earnings up substantially, but credit quality remains very good, with the Bank reporting no loan delinquency for the quarter-end. During this time when many banks have to cut back on lending, we have significant capacity to continue making loans and support our customers. Though the economy is slowing, we see great potential in the small businesses and professionals we serve, and look forward to a very good year.”

Financial Condition

     At March 31, 2009, total assets were $88.9 million, an increase of $5.5 million or 6.6% from December 31, 2008, and an increase of $16.7 million or 23.1% from March 31, 2008. This is a direct result of the growth of the Bank’s deposits.

     Total deposits increased by 10.8% to $78.6 million at March 31, 2009, an increase from $71.0 million at December 31, 2008. Total deposits increased 25.5% from March 31, 2008’s balance of $62.7 million. At March 31, 2009, the Company’s core deposits represent 88.5% of the total deposits.

     Loans decreased $732,503 during the first quarter from December 31, 2008 with a balance at March 31, 2009 of $48.0 million. Comparing the balances of March 31, 2008, the Company’s loans decreased $4.2 million or 8.0% during the twelve month period. The decline was primarily in real estate secured lending.

Earnings

     The Company posted net interest income of $822,299 for the quarter ended March 31, 2009 as compared to $884,585 the quarter ended March 31, 2008, due to decreased average balances in loans and increased average balances in interest-bearing deposits. Average interest-earning assets were $75.0 million with average interest-bearing liabilities of $44.4 million yielding a net interest margin of 4.45% for the first quarter of 2009 as compared to the average interest-earning assets of $67.2 million with average interest-bearing liabilities of $32.6 million yielding a net interest margin of 5.29% for the first quarter of 2008.

     Non-interest income totaled $247,452 for the first quarter of 2009, or a decrease of 6.4% from $264,387 earned during the first quarter of 2008. Service charges on deposit accounts decreased 8.4% to $212,961 due to decreased overdraft and return item charges.

     The provision for loan losses decreased $218,480 to $16,151 or 93.1% in the first quarter of 2009, compared to $234,631 in the first quarter of 2008.

     General and administrative expenses were $870,574 for the three months ended March 31, 2009 as compared to $862,748 for the first quarter of 2008. The largest component of general and administrative expenses was salary and benefits expense of $488,695 for the first quarter of 2009 as compared to $477,792 for the three months ended March 31, 2008. Advertising and marketing expenses decreased by $11,955 or 43.0% for the comparable three-month period. Other expenses increased by $18,355 for the comparable three-month period due to expenses of other real estate in 2009 that did not exist in 2008 Income tax expense was $63,757 for the three months ended March 31, 2009 as compared to $10,122 for the three months ended March 31, 2008. The effective income tax rate for 2009 and 2008 is approximately 39%.

Forward-Looking Statements

     The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

     Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
March 31, 2009 and December 31, 2008

	March 31, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$5,519,296	$3,877,897
Federal funds sold	0	0
Cash and cash equivalents	5,519,296	3,877,897

Interest-bearing deposits in other banks	17,460,729	12,498,000

Investment securities available for sale	8,621,663	8,791,651
Investment securities held to maturity (fair value approximates
$3,059,000 at March 31, 2009 and $3,186,000 at December 31, 2008)	3,012,332	3,167,401
Total investments	29,094,724	24,457,052
Loans
Construction	0	820,888
Real estate	39,500,274	37,794,240
Commercial	8,933,130	10,607,103
Installment	600,261	543,937
Gross loans	49,033,665	49,766,168
Unearned fees and discounts	(68,482)	(77,542)
Loans net of unearned fees and discount	48,965,183	49,688,626
Allowance for loan losses	(718,762)	(702,409)
Net loans	48,246,421	48,986,217

Accrued interest receivable	346,829	313,428
Restricted stock	677,650	677,650
Fixed assets, net	1,941,203	1,980,476
Other real estate	588,207	653,131
Prepaid & other assets	2,441,550	2,447,295
Total assets	$88,855,880	$83,393,146

LIABILITIES:
Deposits
Non-interest bearing	$35,170,219	$32,600,750
Interest Bearing
NOW and money market	29,201,760	28,434,407
Savings	969,802	1,064,668
Time deposits less than $100,000	4,233,354	3,842,310
Time deposits of $100,000 or greater	9,065,348	5,055,617
Total deposits	78,640,483	70,997,752

Accrued interest payable	93,715	56,061
Borrowings from Federal Home Loan Bank	0	2,400,000
Accrued expenses & other payables	769,459	665,580
Subordinated debentures	3,093,000	3,093,000
Total liabilities	82,596,657	77,212,393
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 703,065 shares and 704,278 shares at March 31, 2009 and
December 31, 2008, respectively.	2,559,146	2,617,542
Retained earnings	3,653,505	3,534,236
Accumulated other comprehensive loss	46,572	28,975
Total equity	6,259,223	6,180,753
Total liabilities & stockholders' equity	$88,855,880	$83,393,146

The accompanying notes are an integral part of these consolidated financial statements

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the quarter ended March 31,
	2009	2008
Interest income
Investment securities and due from banks	$217,282	$125,801
Interest on Federal funds sold	34	24,991
Interest and fee income on loans	891,357	984,455
Total interest income	1,108,673	1,135,247
Interest expense
Deposits	235,008	199,615
Interest on Federal funds purchased	113	84
Interest on FHLB borrowings	290	0
Other borrowings	50,963	50,963
Total interest expense	286,374	250,662
Net interest income	822,299	884,585
Provision for loan losses	16,151	234,631
Net interest income after
provision for loan losses	806,148	649,954
Non-interest income
Service charges on deposit accounts	212,961	232,558
Other miscellaneous fee income	9,601	8,473
Dividend income from restricted stock	8,160	8,244
Income from bank owned life insurance	16,730	15,112
Total non-interest income	247,452	264,387
General and administrative expenses
Salaries and employee benefits	488,695	477,792
Occupancy and equipment	77,612	83,781
Data and item processing	73,481	82,676
Advertising and marketing	15,874	27,829
Legal and professional fees	45,065	45,312
Regulatory Assessments	28,028	20,481
Insurance	7,784	8,228
Directors' fees and expenses	18,207	19,176
Other expenses	115,828	97,473
Total general & administrative expenses	870,574	862,748
Income before income tax expense	183,026	51,593
Income tax expense	63,757	10,122
Net income	$119,269	$41,471
Basic earnings per share	$0.17	$0.06
Diluted earnings per share	$0.16	$0.05

The accompanying notes are an integral part of these consolidated financial statements

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 20, 2009

By: /s/ Dann H. Bowman Dann H. Bowman President and Chief Executive Officer (Officer authorized to sign on behalf of registrant)